Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the incorporation in this Registration Statement on Form S-4, and the related proxy statement/prospectus, of our report dated March 28, 2008 with respect to our audit of the financial statements of Renaissance Acquisition Corp. as of December 31, 2006 and 2007, and for the period from April 17, 2006 (inception) to December 31, 2006, the year ended December 31, 2007 and the period from April 17, 2006 (inception) to December 31, 2007.

/s/ Eisner LLP

Eisner LLP

New York, New York

December 18, 2008